UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                             (Amendment No. _______)


                               LMI Aerospace, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.02
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   502079 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)

         |_|    Rule 13d-1(c)

         |X|    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NO. 502079 10 6
--------------------------------------------------------------------------------

  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Joseph Burstein

--------------------------------------------------------------------------------

  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)        |_|
               (b)        |_|
--------------------------------------------------------------------------------

  3.    SEC Use Only

--------------------------------------------------------------------------------

  4.    Citizenship or Place of Organization

        The United States of America
--------------------------------------------------------------------------------

                             5.    Sole Voting Power

                                   -0-
    Number of Shares
    Beneficially
    Owned by Each
    Reporting Person
    With:
                            ----------------------------------------------------

                             6.    Shared Voting Power

                                   599,296
                            ----------------------------------------------------

                             7.    Sole Dispositive Power

                                   -0-
                            ----------------------------------------------------

                             8.    Shared Dispositive Power

                                   599,296
--------------------------------------------------------------------------------

  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        599,296
--------------------------------------------------------------------------------

 10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares
        (See Instructions)     |_|
--------------------------------------------------------------------------------

 11.    Percent of Class Represented by Amount In Row (11)

        7.2%
--------------------------------------------------------------------------------

 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 502079 10 6

--------------------------------------------------------------------------------

  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Geraldine Burstein

--------------------------------------------------------------------------------

  2.    Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)        |_|

               (b)        |_|
--------------------------------------------------------------------------------

  3.    SEC Use Only

--------------------------------------------------------------------------------

  4.    Citizenship or Place of Organization

        The United States of America
--------------------------------------------------------------------------------

                             5.    Sole Voting Power

                                   -0-
    Number of Shares
    Beneficially
    Owned by Each
    Reporting Person
    With:
                            ----------------------------------------------------

                             6.    Shared Voting Power

                                   599,296
                            ----------------------------------------------------

                             7.    Sole Dispositive Power

                                   -0-
                            ----------------------------------------------------

                             8.    Shared Dispositive Power

                                   599,296
--------------------------------------------------------------------------------

  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        599,296
--------------------------------------------------------------------------------

 10.    Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
        Instructions)     |_|
--------------------------------------------------------------------------------

 11.    Percent of Class Represented by Amount In Row (11)

        7.2%
--------------------------------------------------------------------------------

 12.    Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  LMI Aerospace, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  3600 Mueller Road
                  St. Charles, Missouri 63302

Item 2.

         (a)      Name of Persons Filing:

                  Joseph Burstein and Geraldine Burstein

         (b)      Address or Principal Business Office or, if none, Residence:

                  3600 Mueller Road
                  St. Charles, Missouri  63302

         (c)      Citizenship:

                  Joseph and Geraldine Burstein are both citizens of the United States of America

         (d)      Title of Class of Securities:

                  Common Stock

         (e)      CUSIP Number:

                  502079 10 6

Item 3.  Not Applicable

Item 4.  Ownership.

         (a)      Amount beneficially owned:

                  Joseph and Geraldine Burstein are Co-Trustees of the Joseph Burstein Revocable Trust U/T/A dated, August 20, 1983, and as such are the joint beneficial owners of 599,296 shares of the Issuer's securities.

         (b)      Percent of class:

                  7.2%

         (c)      Number of shares as to which such persons have:

                  (i)      Sole power to vote or to direct the vote

                           None

                  (ii)     Shared power to vote or to direct the vote:

                           Joseph and Geraldine Burstein share the power to vote all 599,296 shares in their role as Co-Trustees of the Joseph Burstein Revocable Trust U/T/A dated, August 20,1983.

                  (iii)    Sole power to dispose or direct the disposition of:

                           None

                  (iv) Shared power to dispose or to direct the disposition of:

                           Joseph and Geraldine Burstein share the power to dispose of or direct the disposition of all 599,296 shares in their role as Co-Trustees of the Joseph Burstein Revocable Trust U/T/A dated, August 20, 1983.


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         The Joseph Burstein Revocable Trust U/T/A dated August 20, 1983, as record holder of all 599,296 of the Issuer's securities reported herein, retains the right to receive all dividends and proceeds from the sale of such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certification.

         Not Applicable

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.



                                           January 31, 1999
                                           -------------------------------------
                                           Date

                                           /s/ Joseph Burstein
                                           -------------------------------------
                                           Signature

                                           Joseph Burstein
                                           -------------------------------------
                                           Name/Title



                                           January 31, 1999
                                           -------------------------------------
                                           Date

                                           /s/ Geraldine Burstein
                                           -------------------------------------
                                           Signature

                                           Geraldine Burstein
                                           -------------------------------------
                                           Name/Title

                                  EXHIBIT INDEX


Exhibit 1.        Joint Filing Agreement